Exhibit 99.2

KnightSwan Acquisition Corporation Announces Closing of $230 Million Initial Public Offering

NEW YORK, NY—January 27, 2022 – KnightSwan Acquisition Corporation (the “Company” or “KnightSwan”) announced the closing of its initial public offering of 23,000,000 units at a price of $10.00 per unit, which took place on January 25, 2022 and included the full exercise of the underwriter’s over-allotment option of 3,000,000 units. Each unit consists of one share of Class A common stock of the Company and one-half of one redeemable public warrant. Each whole public warrant entitles the holder thereof to purchase one share of Class A common stock of the Company at a price of $11.50 per share. The offering generated total gross proceeds of $230,000,000. The units are listed on the New York Stock Exchange and trade under the ticker symbol “KNSW.U”. Once the securities comprising the units begin separate trading, the shares of Class A common stock and public warrants are expected to be listed on the New York Stock Exchange under the symbols “KNSW” and “KNSW WS,” respectively.

While KnightSwan, a special purpose acquisition company, may pursue an initial business combination in any industry, KnightSwan will focus on businesses at the leading edge of technological innovation in three key sectors: cloud, cybersecurity, and mission intelligence. Among the first all-female founded SPACs with an all-female board of directors, KnightSwan’s leadership team consists of Brandee Daly (Chief Executive Officer), founder and former Chief Executive Officer of C2S Consulting, and Teresa Carlson (Non-Executive Chair of the Board), President and Chief Growth Officer of Splunk.

RBC Capital Markets, LLC acted as the sole book-running manager of the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on January 20, 2022. The offering was made only by means of a prospectus, copies of which may be obtained by contacting RBC Capital Markets, LLC, Attention: Equity Capital Markets, 200 Vesey Street, New York, NY 10281, by telephone at 877-822-4089 or by email at equityprospectus@rbccm.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the proposed initial public offering will be completed on the terms described, or at all, or that the net proceeds of the initial public offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and preliminary prospectus relating to the Company’s initial public offering filed with the Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by applicable law.

Investor Contact

info@knightswan.com

Media Contacts

Sloane & Company

Whit Clay / Bridget Goodwin

wclay@sloanepr.com / bgoodwin@sloanepr.com